Execution Copy

WAIVER, CONSENT AND FOURTH AMENDMENT TO
AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT

This WAIVER, CONSENT AND FOURTH AMENDMENT TO AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT (“Amendment”), dated as of September 11, 2009, is by and among Energy XXI Gulf Coast, Inc., a Delaware corporation (the “Borrower”), the lenders party to the First Lien Credit Agreement described below (the “Lenders”), and The Royal Bank of Scotland plc, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other parties in the capacities herein identified.

RECITALS

WHEREAS, the Borrower, the Lenders, the Administrative Agent and certain other Persons are parties to the Amended and Restated First Lien Credit Agreement, dated as of June 8, 2007, as modified by the Consent Regarding Amended and Restated First Lien Credit Agreement dated as of July 27, 2007, as amended by that certain First Amendment to Amended and Restated First Lien Credit Agreement dated effective as of November 19, 2007, as amended by that certain Waiver, Consent and Second Amendment to Amended and Restated First Lien Credit Agreement dated effective as of December 1, 2008, as amended by the Third Amendment to Amended and Restated First Lien Credit Agreement dated as of April 6, 2009, and as modified by the Waiver and Consent to Amended and Restated First Lien Credit Agreement dated as of June 30, 2009 (as so modified, and as amended, supplemented, amended and restated or otherwise modified from time to time, the “First Lien Credit Agreement”);

WHEREAS, the Borrower intends to tender for exchange (the “Exchange Offer”) at least a majority in principal amount of the PP Notes outstanding (and not held by Borrower or its Affiliates) pursuant to which the tendering holders of PP Notes shall be entitled to receive Second Lien Notes (hereinafter defined) in a principal amount determined at an exchange rate of 0.80 for tenders made prior to a date that is ten (10) days following commencement of the offer and 0.75 for tenders made after a date that is ten (10) days following but prior to expiration of the offer;

WHEREAS, in conjunction with the Exchange Offer, the Borrower intends to sell (the “Private Placement”) an additional amount of Second Lien Notes in an aggregate principal amount of at least $50,000,000 and not more than $89,000,000 (and, in connection therewith, Parent will issue to each of the purchasers of such Second Lien Notes ordinary shares in the amount of 220,412 shares for every $1,000,000 of such Second Lien Notes such purchaser purchases as part of the Private Placement);

WHEREAS, pursuant to the Exchange Offer and the Private Placement, the Borrower intends to issue certain 16% second lien junior secured notes due 2014 in an aggregate principal amount of up to $338,000,000 pursuant to that certain Indenture dated on or about the Effective Date;

WHEREAS, the Borrower has requested that the Administrative Agent, the Issuer, and the Lenders amend the First Lien Credit Agreement in order to permit the Borrower to enter into the Second Lien Indenture (as hereinafter defined) and to grant certain collateral to secure the obligations under and in connection with the Second Lien Indenture;

WHEREAS, concurrently with issuing the Second Lien Notes (as hereinafter defined), EXXI, Inc. will contribute the $126,000,000 principal amount of PP Notes  to the Borrower as a capital contribution and the Borrower will cancel such PP Notes (the “Pledged Notes Contribution and Cancellation”); and

WHEREAS, the parties hereto desire to amend the First Lien Credit Agreement in certain other respects as set forth herein.

NOW Therefore, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

Section 1. Definitions.  Capitalized terms used herein but not defined herein shall have the meanings as given them in the First Lien Credit Agreement, unless the context otherwise requires.

Section 2.  Amendments to First Lien Credit Agreement.  The First Lien Credit Agreement is hereby amended as follows:

(a)           Section 1.1.

(1)           Section 1.1 of the First Lien Credit Agreement is hereby amended by deleting the following terms therefrom:  “Pledged Notes Sales Contribution”, “Pledged Notes Security Agreement”, “PP Notes Letter Agreement”, “Second Lien Administrative Agent”, “Second Lien Credit Agreement” and “Second Lien Loan Documents”.

(2)           Section 1.1 of the First Lien Credit Agreement is hereby amended by adding the following definition(s) in the proper alphabetical order:

“Intercreditor Agreement” means the Intercreditor Agreement, dated on or before October 25, 2009, executed and delivered by the Administrative Agent, the Second Lien Agents and the Obligors pursuant to the terms of this Agreement, as amended, supplemented, amended and restated, replaced or otherwise modified from time to time.

“Second Lien Agents” means the “Trustee” and the “Collateral Agent” under the Second Lien Indenture, and includes each other Person appointed as successors thereto respectively.

“Second Lien Indebtedness” means the Indebtedness and related monetary obligations of the Borrower and the Guarantors (including, without limitation, all fees, premiums, penalties, yield protections, breakage costs, damages, indemnification obligations, reimbursement obligations and expenses (including, without limitation, reasonable fees and expenses of counsel, accountants and other professional advisors), together with interest on the foregoing) arising or incurred under the Second Lien Indenture, the Second Lien Notes and the other Second Lien Note Documents.

“Second Lien Indenture” means the Indenture, dated on or before October 25, 2009, pursuant to which the Second Lien Notes are issued, as amended, supplemented, amended and restated, refinanced or otherwise modified from time to time in accordance with Section 7.2.11 and the Intercreditor Agreement.

“Second Lien Note Documents” means the Second Lien Indenture, the Second Lien Notes and the other agreements, documents or instruments delivered in connection with any of the foregoing (including, without limitation, the “Security Documents” (as defined in the Second Lien Indenture)).

“Second Lien Noteholders” shall have the meaning given to the term “Noteholders” in the Second Lien Indenture (or such corresponding term in the event the Borrower’s obligations under the Second Lien Indenture are refinanced in accordance with the terms hereof and of the Intercreditor Agreement).

“Second Lien Notes” means the Borrower’s 16% second lien junior secured notes due 2014 and shall have the meaning given the term “Notes” as defined in the Second Lien Indenture (or such corresponding term in the event the Borrower’s obligations under the Second Lien Indenture are refinanced in accordance with the terms hereof and of the Intercreditor Agreement); for the avoidance of doubt, the “Second Lien Notes” shall include any Notes (as defined in the Second Lien Indenture) issued under the Second Lien Indenture in capitalization of Borrower’s interest payment obligations on then outstanding Second Lien Notes.

(3)           The definition of “Change in Control” in Section 1.1 of the First Lien Credit Agreement is hereby amended by adding the phrase “or under any Second Lien Note Documents” after the phrase “under a Loan Document” in the parenthetical at the end of each of subsections (b) and (c) thereof.

(4)           The definition of “Interest Expense” in Section 1.1 of the First Lien Credit Agreement is hereby amended by adding the phrase “and the Second Lien Note Documents” after the phrase “and the PP Debt Documents”.

(5)           The definition of “Loan Documents” in Section 1.1 of the First Lien Credit Agreement is hereby amended by adding the phrase “the Intercreditor Agreement,” after the phrase “each Guaranty,” in the fifth line thereof.

(6)           The definition of “No Less Favorable Terms and Conditions” in Section 1.1 of the First Lien Credit Agreement is hereby amended and restated as follows:

“No Less Favorable Terms and Conditions” means, with respect to any refinancing of any Indebtedness permitted hereunder, terms and conditions that are, taken as a whole, no less favorable to the Lenders and evidenced by documentation that shall not (a) increase the principal amount of or interest rate on such outstanding Indebtedness, (b) reduce either the tenor or the average life of such Indebtedness, (c) change the respective primary obligor(s) on the refinancing Indebtedness, (d) change the security, if any, for the refinancing Indebtedness (except to the extent that only a subset of existing security is granted to holders of such refinancing Indebtedness) or (e) afford the holders of such refinancing Indebtedness other covenants, defaults, rights or remedies, taken as a whole, more burdensome to the obligor(s) than those contained in such Indebtedness (and in the case of PP Debt and Second Lien Indebtedness, none of the provisions contained in the refinancing Indebtedness shall be materially more favorable taken as a whole to the Noteholders or the Second Lien Noteholders, as the case may be, than the corresponding provision in the Indenture or the Second Lien Indenture, as the case may be, as in effect at the time of such refinancing).

(7)           The definition of “Obligor” in Section 1.1 of the First Lien Credit Agreement is hereby amended and restated as follows:

“Obligor” means, as the context may require, the Borrower and each other Person that is a Subsidiary of the Parent that is obligated under any Loan Document.

(8)           The definition of “Total Debt” in Section 1.1 of the First Lien Credit Agreement is hereby amended and restated as follows:

“Total Debt” means, on any date and without duplication, the outstanding principal amount of all Indebtedness of the Borrower and its Subsidiaries of the type referred to in clause (a) (which, in the case of the Loans or PP Debt or Second Lien Indebtedness, shall be deemed to equal the actual daily amount of the Loans or PP Notes or Second Lien Notes, as the case may be, outstanding for such date), clause (b) (which, in the case of Letter of Credit Outstandings shall be deemed to equal the actual daily amount of Letter of Credit Outstandings for such date), clause (c), clause (f) (but excluding any current non-cash asset or liability (including in respect of Hedging Agreements) described in or calculated pursuant to the requirements of Statement of Financial Accounting Standards 133 and 143, in each case as amended (provided that, for the avoidance of doubt, the calculation of Total Debt shall include any current assets or liabilities in respect of the termination of any Hedging Agreement), and clause (g), in each case of the definition of “Indebtedness” (exclusive of intercompany Indebtedness between the Borrower and its Subsidiaries but including the Indebtedness in respect of principal hereunder and under the PP Notes and under the Second Lien Notes, as the case may be) and any Contingent Liability in respect of any of the foregoing.

(9)           The definition of “Transaction Documents” in Section 1.1 of the First Lien Credit Agreement is hereby amended and restated in its entirety as follows:

“Transaction Documents” means, collectively, the PP Debt Documents, the Second Lien Note Documents, the PSA and the documents and agreements executed and delivered in connection with the PSA, in each case as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.11.

(b)           Section 2.1.2.  The last sentence of Section 2.1.2 of the First Lien Credit Agreement is hereby amended and restated as follows:

“Notwithstanding anything herein to the contrary, no Issuer shall be obligated to issue, renew or extend a Letter of Credit if (i) any Lender is at such time an Impacted Lender hereunder or (ii) the Administrative Agent or the Issuer in good faith determines that there is a reasonable possibility that a Lender may become an Impacted Lender, unless such Issuer has entered into arrangements reasonably satisfactory to such Issuer with the Borrower or such Lender to eliminate such Issuer’s risk with respect to such Lender.”

(c)           Section 6.21.  Section 6.21 of the First Lien Credit Agreement is hereby amended and restated in its entirety as follows:

“SECTION 6.21. Restrictions on Liens.  Other than as provided under the Second Lien Note Documents and the PP Debt Documents, neither the Borrower nor any of its Subsidiaries is a party to any material agreement or arrangement or subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Obligations and the Loan Documents.”

(d)           Section 7.1.1(i).  Section 7.1.1(i) of the First Lien Credit Agreement is hereby amended by adding the phrase “or the Second Lien Indenture” after the word “Indenture” and before the comma following the word “Indenture” in such Section.

(e)           Section 7.2.2(g).  Section 7.2.2(g) of the First Lien Credit Agreement is hereby amended and restated in its entirety as follows:

“(g)           Indebtedness incurred pursuant to (i) the PP Debt Documents, and Contingent Liabilities of the Subsidiary Guarantors in respect of the PP Debt; and, the refinancing of all such Indebtedness so long as such refinancing is on No Less Favorable Terms and Conditions, provided, however, that such Indebtedness (x) is unsecured and does not exceed an aggregate outstanding principal amount of U.S.$400,000,000 and (y) does not have a maturity date that is prior to the later to occur of (A) the date that is six (6) months after the Stated Maturity Date or (B) the date that is the originally scheduled “Stated Maturity” (as defined in the Indenture) with respect to the payment of principal on the PP Notes and (ii) the Second Lien Note Documents (in an aggregate principal amount not to exceed the sum of (x) $338,000,000 plus (y) the aggregate principal amount of Indebtedness resulting from the capitalization of interest through either the increase of principal amount of outstanding Second Lien Notes or the issuance of additional Second Lien Notes thereunder or a combination thereof), and Contingent Liabilities of the Subsidiary Guarantors in respect of the Second Lien Indebtedness, and the refinancing of all such Indebtedness so long as (A) such refinancing is on No Less Favorable Terms and Conditions and is in accordance with the terms and provisions of this Agreement and the Intercreditor Agreement and (B) the trustee or other agent in respect of such refinancing Indebtedness executes and delivers the Intercreditor Agreement unless such Indebtedness is not secured by assets and properties of the Borrower and its Subsidiaries;”

(f)           Section 7.2.3(k).  Section 7.2.3(k) of the First Lien Credit Agreement is hereby amended and restated in its entirety as follows:

“(k)  Liens securing Second Lien Indebtedness and refinancings of such Second Lien Indebtedness permitted under clause (g) of Section 7.2.2; provided however, that (i) each and every Lien securing the Second Lien Indebtedness shall be subordinated to the Liens securing the Obligations, this Agreement and the other Loan Documents and (ii) no Lien shall be granted on any Property to secure the Second Lien Indebtedness unless the Lien is also being granted to secure the Obligations, this Agreement and the other Loan Documents;”

(g)           Section 7.2.11(a).  Section 7.2.11(a) of the First Lien Credit Agreement is hereby amended and restated in its entirety as follows:

“(a)  any of the Transaction Documents (other than the PP Debt Documents and the Second Lien Note Documents), other than non-material amendments, supplements, waivers or other modifications that individually or in the aggregate would not be materially adverse to the Secured Parties;”

(h)           Section 7.2.11(c).  Section 7.2.11(c) of the First Lien Credit Agreement is hereby amended and restated in its entirety as follows:

“(c)  any of (i) the PP Debt Documents that results or causes or has the effect of doing any of the following:  (A) increasing the then outstanding aggregate principal amount of the PP Notes to an amount exceeding $400,000,000, (B) contravening the provisions of this Agreement, (C) increasing the interest, premium or the yield on the PP Notes beyond the interest, yield or premium specified in the PP Debt Documents as of June 8, 2007, (D) providing for dates for payment of principal, interest, premium (if any), yield or fees which are earlier than such dates under the Indenture as in effect on June 8, 2007, (E) providing for any covenant, event of default or remedy which is more restrictive on any Obligor than that set forth in the Indenture as in effect on June 8, 2007, (F) providing for redemption, prepayment or defeasance provisions that are more burdensome on any Obligor than those set forth in the Indenture as in effect on June 8, 2007, (G) providing for collateral securing Indebtedness thereunder, or (H) increasing the obligations of any Obligor or conferring any additional rights on any holder of PP Debt which could reasonably be expected to be adverse to the Secured Parties, or (ii) the Second Lien Note Documents, other than any such amendment, supplement, waiver or modification permitted in accordance with the Intercreditor Agreement and in accordance with the provisions of this Agreement.”

(i)           Section 7.2.13.  Section 7.2.13 of the First Lien Credit Agreement is hereby amended by adding the phrase “or in the Second Lien Note Documents, as the case may be” at the end of the last sentence of such Section before the period.

(j)           Section 7.2.21.  The First Lien Credit Agreement is hereby amended by adding the following Section 7.2.21 after Section 7.2.20:

“SECTION 7.2.21.  No Prepayment of Second Lien Notes.  The Borrower will not, and will not permit any of its Subsidiaries to, prior to the date that is ninety-one (91) days after the Stated Maturity Date:

(a)  make any payment or prepayment of principal of, or premium or interest on, any Second Lien Indebtedness other than (to the extent permitted by the Intercreditor Agreement):  (i) with respect to interest, (A) on the stated, scheduled dates for payment of interest set forth in the Second Lien Indenture or (B) upon any refinancing of Second Lien Indebtedness permitted hereunder, or (ii) with respect to principal, (A) on the date of the “Stated Maturity” (as defined in the Second Lien Indenture) with respect to the payment of principal on the Second Lien Notes, (B) on each scheduled date for payment of principal or as required in connection with a mandatory prepayment, redemption or defeasance of the Second Lien Notes under the Second Lien Indenture, so long as on the date of such payment (1) no Default or Event of Default or Borrowing Base Deficiency has occurred and is continuing or would result therefrom and (2) the Borrower has paid any Obligations required to be paid hereunder pursuant to the terms of this Agreement, or (C) upon any refinancing of Second Lien Indebtedness permitted by this Agreement and the Intercreditor Agreement;

(b)  redeem, retire, purchase, defease or otherwise acquire any Second Lien Indebtedness (except as set forth in clause (a)); or

(c)  make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes other than, in each case, in connection with a refinancing of Second Lien Indebtedness (to the extent of such Indebtedness being refinanced) on No Less Favorable Terms and Conditions and in accordance with the terms of the Intercreditor Agreement.”

(k)           Section 8.1.3.  Section 8.1.3 of the First Lien Credit Agreement is hereby amended by deleting the words “or Parent or EXXI, Inc. shall default under any obligation under the PP Notes Letter Agreement” at the end of such Section.

(l)           Section 8.1.4.  Section 8.1.4 of the First Lien Credit Agreement is hereby amended by deleting the words “and/or EXXI, Inc. shall default in the performance or observance of any of its obligations under the Pledged Notes Security Agreement” immediately following the words “executed by it” therein.

(m)           Section 8.1.5.  Section 8.1.5 of the First Lien Credit Agreement is hereby amended by inserting the phrase “or the Second Lien Indenture” at the end of such Section before the period.

(n)           Section 8.1.11.  The First Lien Credit Agreement is hereby amended by inserting the following Section 8.1.11 after Section 8.1.10,

“SECTION 8.1.11.  Intercreditor Agreement.  The Intercreditor Agreement, after execution and delivery thereof by the parties thereto, shall for any reason, except to the extent expressly permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Borrower, each party thereto and each holder of any of the Second Lien Indebtedness or shall be repudiated by any of them or any party thereto shall contest the validity, binding or enforceable effect thereof:  or any payment shall be made by the Borrower or any Guarantor in violation of the terms of the Intercreditor Agreement.”

(o)           Section 9.12(b).  The last sentence of Section 9.12(b) of the First Lien Credit Agreement is hereby amended and restated in its entirety as follows:

“Each Lender hereby authorizes and consents to the Administrative Agent’s entering into and performing the Intercreditor Agreement and hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement.”

(p)           Section 10.19.  The first sentence of Section 10.19 of the First Lien Credit Agreement is hereby amended by adding the phrase “the Intercreditor Agreement and” at the end of such sentence before the phrase “the Security Documents.”

(q)           Disclosure Schedule.  The Disclosure Schedule to the First Lien Credit Agreement is hereby amended by deleting Item 6.19(a) thereof in its entirety and replacing it in its entirety with Item 6.19(a) to the Disclosure Schedule attached hereto as Annex I.

Section 3. Borrowing Base.  The Borrower and the Lenders hereby agree that effective as of the Effective Date, the Borrowing Base shall be equal to $199,000,000 until such time as the Borrowing Base is redetermined or otherwise adjusted pursuant to the terms of the First Lien Credit Agreement.

Section 4. Waiver; Consent; Termination; Further Assurances.

(a)           Waiver and Consent:  Subject to the terms and conditions of this Amendment, the Administrative Agent, the Issuers and the undersigned Lenders hereby consent to the Borrower’s and the Obligors’ making of the Exchange Offer, offering of the Private Placement, performing the Pledged Notes Contribution and Cancellation and consummating the transactions contemplated by the Second Lien Note Documents to be consummated in conjunction with this Amendment notwithstanding that such actions and consummation may not comply with or observe the terms of the First Lien Credit Agreement and other Loan Documents as in effect without the benefit of the amendments, supplements or other modifications set forth in this Amendment, including as set forth under Sections 6.6, 7.2.2(g), 7.2.6, 7.2.11, 7.2.15 of the First Lien Credit Agreement, Section 4.1 of the Pledged Notes Security Agreement and Sections 3.5 and 4.1 of the Intermediate Holdco Pledge Agreement (and waive any Default or Event of Default to the extent it would arise therefrom but for the amendments, supplements and other modifications set forth in this Agreement).

(b)           Termination.  The Administrative Agent, the Issuer and the Lenders hereby acknowledge and agree that, upon the satisfaction of the condition set forth in Section 5(e)(iv) below, the Pledged Notes Security Agreement and the PP Notes Letter Agreement shall terminate and such agreements and each other agreement, certificate, document or instrument specifically delivered in connection therewith shall be of no further force and effect (subject only the provisions thereof regarding reinstatement).

(c)           Further Assurances.  Subject to the terms and provisions of the First Lien Credit Agreement and the Intercreditor Agreement and at the Borrower’s cost and expense, the Administrative Agent agrees to use its reasonable efforts to assist the Obligors to effectuate the terms of this Amendment (including, without limitation, the Pledged Notes Contribution and Cancellation) and the granting of mortgages and security interests and perfection of such interests in accordance with the terms of the Second Lien Note Documents and entering into amendments or otherwise applicable modifications of each Control Agreement required presently or in the future in effect.

Section 5. Conditions to Effectiveness.  This Amendment shall be deemed effective (subject to the conditions herein contained) as of the date (the “Effective Date”) of satisfaction of all of the following conditions:

(a)           the Administrative Agent shall have received counterparts hereof duly executed by the Borrower, the Administrative Agent, the Issuers and the Required Lenders;

(b)           the Administrative Agent shall have received for the account of each Lender that has delivered its executed counterpart this Amendment to the Administrative Agent on or prior to the Effective Date, an amendment fee for each such Lender in an amount equal to 100 basis points on such Lender’s Percentage of the Borrowing Base established pursuant to this Agreement;

(c)           the Administrative Agent shall have received, and each shall be in form and substance satisfactory to it and to the Required Lenders, copies of the Intercreditor Agreement, the Second Lien Indenture and each of the Second Lien Note Documents certified by the Borrower as being true, correct and complete copies thereof;

(d)           Borrower shall execute and deliver or cause to be executed and delivered to the Administrative Agent, all agreements, documents, instruments and other writings described in Section 5.1.2 of the First Lien Credit Agreement with respect to such Obligor; provided that any such agreements and other writings previously delivered by Borrower or any other Obligor to the Administrative Agent may be incorporated by reference into the certificate duly executed and delivered by the Borrower’s Secretary or Assistant Secretary hereunder;

(e)           the Administrative Agent shall have received evidence, satisfactory to it, that (i) the Borrower shall have concurrently received offers to exchange and have exchanged at least $311,000,000 of outstanding PP Notes for Second Lien Notes at an exchange rate of not greater than $0.80 of the principal amount of Second Lien Notes to $1.00 of principal amount of PP Notes, (ii) the Borrower shall have received at least $50,000,000 in cash for additional Second Lien Notes, (iii) $41,000,000 of such proceeds will be used to repay concurrently outstanding Loans under the First Lien Credit Agreement, and (iv) Energy XXI (Bermuda) Limited and its subsidiaries have contributed $126 million of the PP Notes to the Borrower and that the Borrower has cancelled such PP Notes; and

(f)           Borrower shall receive 90% of the amount of any cash proceeds in excess of $50,000,000 paid as purchase price in respect of the Private Placement (with the Parent and its other Subsidiaries entitled to receive the remaining 10% of cash proceeds of such excess amount) and shall either (i) use such amount to repay outstanding Loans under the First Lien Credit Agreement (but any such repayment shall not be in or otherwise cause a reduction of the Borrowing Base thereunder) or (ii) deposit such amount into a Deposit Account that is subject to a Control Agreement in favor of the Administrative Agent.

Section 6. Representations and Warranties.  The Borrower hereby represents and warrants that after giving effect hereto:

(a)           the representations and warranties of the Obligors contained in the Loan Documents (other than Section 6.17 of the First Lien Credit Agreement solely with respect to the Lehman Hedging Agreement (as defined in the Second Amendment)) are true and correct in all material respects, other than those representations and warranties that expressly relate solely to a specific earlier date, which shall remain correct in all material respects as of such earlier date;

(b)           the execution, delivery and performance by the Borrower and each other Obligor of this Amendment and the other Loan Documents have been duly authorized by all necessary corporate or other action required on their part and this Amendment, along with the First Lien Credit Agreement and other Loan Documents, constitutes the legal, valid and binding obligation of each Obligor a party thereto enforceable against them in accordance with its terms, except as its enforceability may be affected by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally;

(c)           neither the execution, delivery and performance of this Amendment by the Borrower and each other Obligor, the performance by them of the First Lien Credit Agreement nor the consummation of the transactions contemplated hereby does or shall contravene, result in a breach of, or violate (i) any provision of any Obligor’s certificate or articles of incorporation or bylaws or other similar documents, or agreements, (ii) any law or regulation, or any order or decree of any court or government instrumentality, or (iii) any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Obligor or any of its Subsidiaries is a party or by which any Obligor or any of its Subsidiaries or any of their property is bound, except in any such case to the extent such conflict or breach has been waived by a written waiver document, a copy of which has been delivered to Administrative Agent on or before the date hereof;

(d)           no Material Adverse Effect has occurred since June 30, 2008; and

(e)           no Default or Event of Default or Borrowing Base Deficiency has occurred and is continuing.

Section 7. Loan Document; Ratification.

(a)           This Amendment is a Loan Document.

(b)           The Borrower and each other Obligor hereby ratifies, approves and confirms in every respect all the terms, provisions, conditions and obligations of the First Lien Credit Agreement and each of the other Loan Documents (other than the Lehman Hedging Agreement (as defined in the Second Amendment)), including without limitation all Mortgages, Security Agreements, Guaranties, Control Agreements and other Security Documents, to which it is a party.

Section 8. Costs And Expenses.  As provided in Section 10.3 of the First Lien Credit Agreement, the Borrower agrees to reimburse Administrative Agent for all fees, costs, and expenses, including the reasonable fees, costs, and expenses of counsel or other advisors for advice, assistance, or other representation, in connection with this Amendment and any other agreements, documents, instruments, releases, terminations or other collateral instruments delivered by the Administrative Agent in connection with this Amendment.

Section 9. GOVERNING LAW.  THIS AMENDMENT SHALL BE DEEMED A CONTRACT AND INSTRUMENT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND THE LAWS OF THE UNITED STATES OF AMERICA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Section 10. Severability.  Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11. Counterparts.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Amendment by signing one or more counterparts.  Any signature hereto delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

Section 12. No Waiver.  The express waivers set forth herein are limited to the extent expressly provided in this Amendment and, except as expressly set forth in this Agreement, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any default of the Borrower or any other Obligor or any right, power or remedy of the Administrative Agent or the other Secured Parties under any of the Loan Documents, nor constitute a waiver of (or consent to departure from) any terms, provisions, covenants, warranties or agreements of any of the Loan Documents.  The parties hereto reserve the right to exercise any rights and remedies available to them in connection with any present or future defaults with respect to the First Lien Credit Agreement or any other provision of any Loan Document.

Section 13. Successors and Assigns.  This Amendment shall be binding upon the Borrower and its successors and permitted assigns and shall inure, together with all rights and remedies of each Secured Party hereunder, to the benefit of each Secured Party and the respective successors, transferees and assigns.

Section 14. Entire Agreement.  THIS AMENDMENT, THE FIRST LIEN CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Pages Follow]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first written above.

BORROWER:

ENERGY XXI GULF COAST, INC.

By:	/s/ Rick Fox
Name:	Rick Fox
Title:	Chief Financial Officer

ADMINISTRATIVE AGENT, ISSUERS AND LENDERS:

THE ROYAL BANK OF SCOTLAND plc, as Administrative Agent, Issuer and Lender

By:	/s/ Phillip Ballard
Name:	Phillip Ballard
Title:	Managing Director

BNP PARIBAS, as Issuer and Lender

By:	/s/ Douglas R. Liftman
Name:	Douglas R. Liftman
Title:	Managing Director

By:	/s/ Greg Smothers
Name:	Greg Smothers
Title:	Director

BMO CAPITAL MARKETS FINANCING, INC., as Lender

By:
Name:
Title:

GUARANTY BANK, FSB, as Lender

By:	/s/ Kelly L. Elmore III
Name:	Kelly L. Elmore III
Title:	Senior Vice-President

AMEGY BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ W. Bryan Chapman
Name:	W. Bryan Chapman
Title:	Senior Vice President

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ David G. Mills
Name:	David G. Mills
Title:	Managing Director

LEHMAN COMMERCIAL PAPER INC., as Lender

By:	/s/ Sally N. Nancoz
Name:	Sally N. Nancoz
Title:	Authorized Signatory

TORONTO DOMINION (TEXAS) LLC, as Lender

By:	/s/ Debbi L. Brito
Name:	Debbi L. Brito
Title:	Authorized Signatory

CAPITAL ONE, NATIONAL ASSOCIATION, as Lender

By:	/s/ Peter Shen
Name:	Peter Shen
Title:	Assistant Vice President

NATIXIS, as Lender

By:	/s/ Donovan C. Broussard
Name:	Donovan C. Broussard
Title:	Managing Director

By:	/s/ Liana Tchernysheva
Name:	Liana Tchernysheva
Title:	Director

ALLIED IRISH BANKS p.l.c., as Lender

By:	/s/ Mark Connelly
Name:	Mark Connelly
Title:	Senior Vice President

By:	/s/ James Giordano
Name:	James Giordano
Title:	Assistant Vice President

CREDIT SUISSE, as Lender

By:	/s/ Mikhail Faybusovich
Name:	Mikhail Faybusovich
Title:	Vice President

By:	/s/ Kevin Buddhdew
Name:	Kevin Buddhdew
Title:	Assistant

UBS LOAN FINANCE LLC, as Lender

By:	/s/ Marie Haddad
Name:	Marie Haddad
Title:	Associate Director

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Assistant Director

WHITNEY NATIONAL BANK, as Lender

By:	/s/ William Jochetz
Name:	William Jochetz
Title:	Officer

ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

ENERGY XXI GOM, LLC

By:	/s/ Rick Fox
Name:	Rick Fox
Title:	Chief Financial Officer

ENERGY XXI TEXAS ONSHORE, LLC

By:	/s/ Rick Fox
Name:	Rick Fox
Title:	Chief Financial Officer

ENERGY XXI ONSHORE, LLC

By:	/s/ Rick Fox
Name:	Rick Fox
Title:	Chief Financial Officer

ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN IN ITS CAPACITY AS GUARANTOR UNDER ITS LIMITED RECOURSE GUARANTY AND GRANTOR UNDER ITS PLEDGE AGREEMENT AND IRREVOCABLE PROXY DELIVERED IN CONNECTION WITH THE FIRST LIEN CREDIT AGREEMENT:

ENERGY XXI USA, INC.

By:	/s/ Rick Fox
Name:	Rick Fox
Title:	Chief Financial Officer

ANNEX I

Item 6.19(a) of Disclosure Schedule

Obligor	Depository Institution	Account Number
Borrower	Guaranty Bank, FSB	3804623571
Borrower	Amegy Bank National Association	0053059839
Borrower	Amegy Bank National Association	0953059839
EXXI GOM	Guaranty Bank, FSB	3804623704
EXXI GOM	Guaranty Bank, FSB	3804629479
EXXI GOM	Guaranty Bank, FSB	3804626392
Energy XXI Onshore, LLC	Guaranty Bank, FSB	3804623696
Energy XXI Gulf Coast, Inc.	The Royal Bank of Scotland plc	RBSEXC

Annex I